News Release

Contact:
Investors:	Ankur Vyas 404.827.6714 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist reports fourth quarter and full year 2021 results
Fourth quarter 2021 GAAP earnings of $1.5 billion, or $1.13 per diluted share
Fourth quarter 2021 Adjusted earnings of $1.9 billion, or $1.38 per diluted share
Results reflect improving loan growth, strong deposit growth, continued fee momentum, strong expense control, and significant capital deployment
On track for integration milestones in 2022

CHARLOTTE, N.C., (January 18, 2022) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the fourth quarter and full year of 2021.

Net income available to common shareholders was $1.5 billion, up 24%, compared to the fourth quarter last year. Earnings per diluted common share were $1.13, an increase of 26% compared with the same period last year. Results for the fourth quarter produced an annualized return on average assets (ROA) of 1.19%, an annualized return on average common shareholders' equity (ROCE) of 9.8%, and an annualized return on tangible common shareholders' equity (ROTCE) of 18.9%.

Adjusted net income available to common shareholders was $1.9 billion, or $1.38 per diluted share, excluding merger-related and restructuring charges of $212 million ($163 million after-tax) and incremental operating expenses related to the merger of $215 million ($165 million after-tax). Adjusted results produced an annualized ROA of 1.43%, an annualized ROCE of 11.9%, and an annualized ROTCE of 22.6%. Adjusted earnings per diluted share were up 17% compared to the prior year.

For the full year 2021, net income available to common shareholders was $6.0 billion compared to $4.2 billion for 2020. Earnings per diluted share were $4.47 for 2021, up 45%, compared to $3.08 for 2020. Results for 2021 produced an ROA of 1.23%, an ROCE of 9.7%, and an ROTCE of 18.4%.

Adjusted net income available to common shareholders for the full year 2021, which excludes merger-related charges, incremental operating expenses related to the merger and certain other items as detailed in our non-GAAP reconciliations was $7.5 billion compared to $5.2 billion for 2020. Adjusted diluted earnings per share was a record $5.53, up 46%, compared to $3.80 for 2020. Adjusted results for 2021 produced an ROA of 1.50%, an ROCE of 11.9%, and an ROTCE of 22.0%.

“Our fourth quarter results reflect a strong finish to an impactful year for Truist,” said Chief Executive Officer Bill Rogers. “The quarter reflects improved revenue momentum and excellent credit quality, as well as significant capital deployment, and the achievement of our cost savings targets. Our diverse business model and progress on the merger, combined with a better economic environment drove stronger 2021 performance compared with 2020. In addition to our financial performance, we also made critical progress integrating our systems, activating our purpose, and expanding ESG and diversity initiatives.

“During the year, we lived our purpose to inspire and build better lives and communities in countless ways. We invested in key businesses and digital products to help drive greater financial success for our clients. Our Paycheck Protection Program lending helped small businesses, non-profits, and commercial clients receive critical funding and we ranked as the 4th largest PPP lender. We increased access to financial education for our clients through our partnership with Operation HOPE, issued our first social bond, and were recognized in JUST Capital’s ‘JUST 100’ list for our ongoing efforts around good corporate citizenship.

“Truist has much to look forward to in 2022. In February, we will complete our largest client conversion and will eliminate merger costs by year end. We have strong momentum heading into the year with an improving loan growth trajectory and growing fee income businesses. We will shift from an integration mindset to an operating mindset focused on executional excellence and growth, accelerate investments in our businesses, all underpinned by our unwavering purpose. Our successes in 2021 reflect the efforts of tens of thousands of hardworking, purposeful teammates and I applaud them for their accomplishments as we continue building Truist.”

Fourth Quarter and Full year 2021 Performance Highlights

•Earnings per diluted common share for the fourth quarter of 2021 were $1.13
◦Adjusted diluted earnings per share were $1.38 up $0.20 per share, or 17%, compared to fourth quarter 2020
◦ROA was 1.19%; adjusted ROA was 1.43%
◦ROCE was 9.8%; adjusted ROCE was 11.9%
◦ROTCE was 18.9%; adjusted ROTCE was 22.6%

•Taxable-equivalent revenue for the fourth quarter of 2021 was $5.6 billion
◦Taxable-equivalent revenue was down slightly compared to third quarter 2021 and down 1.6% compared to fourth quarter 2020
◦Noninterest income was down 1.8% compared to third quarter 2021 and up 1.7% compared to fourth quarter 2020
▪Excluding the impacts of lower income from assets for retiree benefits that is offset by lower personnel expense, noninterest income was stable compared to third quarter of 2021
▪Strong results from investment banking and insurance
◦Net interest income was up 0.3% compared to third quarter 2021 and down 3.7% compared to fourth quarter 2020
◦Net interest margin was 2.76%, down five basis points from third quarter 2021
▪Core net interest margin was 2.55%, down three basis points from third quarter 2021, primarily driven by lower Paycheck Protection Program (PPP) fees and continued liquidity build

•Noninterest expense for the fourth quarter of 2021 was $3.7 billion, down 2.5% compared to third quarter 2021 and 3.5% compared to fourth quarter 2020
◦Adjusted noninterest expense was $3.1 billion, down 3.9% compared to third quarter 2021 and 1.4% compared to fourth quarter 2020
◦GAAP efficiency ratio was 66.5%, compared to 67.8% for third quarter 2021
◦Adjusted efficiency ratio was 56.0%, compared to 57.9% for third quarter 2021

•Asset quality remains excellent, reflecting our prudent risk culture, diverse portfolio, improving economic conditions, and the ongoing effects of government stimulus
◦Nonperforming assets were 0.21% of total assets, down two basis points from third quarter 2021
◦Net charge-offs were 0.25% of average loans and leases, up six basis points compared to third quarter 2021
◦The ALLL ratio was 1.53% compared to 1.65% for third quarter 2021
▪Provision for credit losses was a benefit of $103 million for fourth quarter 2021, primarily reflecting an improving economic outlook
▪The ALLL coverage ratio was 4.07X nonperforming loans and leases held for investment, versus 4.35X in third quarter 2021

•Capital and liquidity levels remained strong; deployed capital through organic loan growth, dividend, share repurchases and acquisitions
◦Common equity tier 1 to risk-weighted assets was 9.6%
◦Repurchased $500 million of common shares
◦Completed acquisition of Service Finance, LLC to expand point-of-sale lending capabilities
◦Consolidated average LCR ratio was 114%

•Full year 2021 financial highlights
◦Earnings per diluted common share were $4.47, up 45% from 2020; Adjusted earnings per diluted common share were $5.53, up $1.73, or 46%, from 2020
▪Improvement in earnings primarily driven by reserve releases
◦Total taxable-equivalent revenues of $22.4 billion were down $426 million, or 1.9%, compared to $22.8 billion in 2020
▪Net interest income was down $820 million, or 5.9%, primarily due to lower purchase accounting accretion and the lower rate environment
▪Noninterest income was up $411 million, or 4.6%; excluding securities gains, noninterest income was up $813 million, or 9.6%,
•2021 was highlighted by strong performance from investment banking, insurance, wealth and card and payment related fees
◦Noninterest expense was up $219 million, or 1.5%; Adjusted noninterest expense was up $154 million, or 1.2%; increase driven by incentives expense due to stronger performance and insurance acquisitions
◦Provision for credit losses was down $3.1 billion primarily due to reserve releases in the current year as the economic outlook improved compared to reserve builds in 2020 due to uncertainty regarding the pandemic

EARNINGS HIGHLIGHTS				Change 4Q21 vs.
(dollars in millions, except per share data)	4Q21	3Q21	4Q20	3Q21	4Q20
Net income available to common shareholders	$1,524	$1,616	$1,228	$(92)	$296
Diluted earnings per common share	1.13	1.20	0.90	(0.07)	0.23

Net interest income - taxable equivalent	$3,267	$3,261	$3,394	$6	$(127)
Noninterest income	2,323	2,365	2,285	(42)	38
Total taxable-equivalent revenue	$5,590	$5,626	$5,679	$(36)	$(89)
Less taxable-equivalent adjustment	24	28	28
Total revenue	$5,566	$5,598	$5,651

Return on average assets	1.19%	1.28%	1.05%	(0.09)%	0.14%
Return on average risk-weighted assets (current quarter is preliminary)	1.64	1.77	1.40	(0.13)	0.24
Return on average common shareholders' equity	9.8	10.2	7.9	(0.4)	1.9
Return on average tangible common shareholders' equity (1)	18.9	19.3	15.0	(0.4)	3.9
Net interest margin - taxable equivalent	2.76	2.81	3.08	(0.05)	(0.32)
(1)Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2021 compared to Third Quarter 2021

Total taxable-equivalent revenue was $5.6 billion for the fourth quarter of 2021, a decrease of $36 million, or 0.6%, compared to the prior quarter.

Net interest income for the fourth quarter of 2021 was up slightly compared to the prior quarter due primarily to growth in the securities portfolio and lower funding costs, partially offset by lower purchase accounting accretion and lower fees from PPP loans. Average earning assets increased $9.1 billion, or 2.0%, compared to the prior quarter. Average securities increased $7.1 billion, or 4.9%, driven by strong deposit growth. In addition, average trading assets increased $1.0 billion or 16.6%, and average total loans increased $736 million, or 0.3%. Average deposits increased $8.2 billion, or 2.0%, primarily due to the ongoing impacts of fiscal and monetary stimulus and a seasonal increase for public funds.

The net interest margin was 2.76% for the fourth quarter, down five basis points compared to the prior quarter. The decline in the net interest margin was primarily due to lower purchase accounting accretion, lower fees from PPP loans and higher levels of liquidity. The yield on the total loan portfolio for the fourth quarter was 3.79%, down 11 basis points compared to the prior quarter primarily due to lower purchase accounting accretion, lower fees from PPP, and loan mix changes. The yield on the average securities portfolio for the fourth quarter was 1.57%, up seven basis points compared to the prior quarter. Core net interest margin was 2.55%, for the fourth quarter, down three basis points compared to the prior quarter driven by lower PPP fees and higher levels of liquidity.

The average cost of total deposits was 0.03%, flat compared to the prior quarter. The average cost on long-term debt was 1.35%, down 26 basis points compared to the prior quarter resulting from new hedging activity.

The provision for credit losses was a benefit of $103 million and net charge-offs were $182 million for the fourth quarter, compared to a benefit of $324 million and net charge-offs of $135 million, respectively, for the prior quarter. The net charge-off rate for the current quarter of 0.25% was up six basis points compared to third quarter 2021 due primarily to seasonally higher net losses in the consumer portfolio in the current period coupled with lower recoveries in the commercial portfolio.

Noninterest income was $2.3 billion, a decrease of $42 million, or 1.8%, compared to the prior quarter. Other income decreased $107 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense, and lower investment income from the Company's SBIC investments, and a valuation decrease for derivatives related to Visa shares. Residential mortgage income decreased $20 million, or 11%, primarily due to lower production income (due to lower volumes and margins). These decreases were partially offset by a $61 million, or 19%, increase in investment banking and trading income due to higher syndication fees, structured real estate, and merger and acquisition fees, partially offset by lower bond and equity origination fees. Additionally, insurance income increased $21 million, or 3.3%, primarily due to seasonality.

Noninterest expense was $3.7 billion for the fourth quarter, down $95 million, or 2.5%, compared to the prior quarter. Merger-related and restructuring charges increased $40 million primarily due to costs in connection with system conversions and data center migrations. Incremental operating expenses related to the merger increased $24 million compared to third quarter 2021 primarily reflected in personnel expense. The prior quarter also included a $30 million professional fee to develop an ongoing program to identify, prioritize, and roadmap teammate generated revenue growth and expense savings opportunities beyond the merger. Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense was down $126 million, or 3.9%, compared to the prior quarter. Personnel expense decreased $91 million, or 4.2%, compared to third quarter 2021 due to lower incentives (primarily equity-based compensation due to retirement eligible teammates being fully expensed by the end of the third quarter), lower medical insurance claims, lower salaries driven by fewer FTEs, and lower other employee benefits due to the decrease in noninterest income for post-retirement benefits. Equipment expense decreased $30 million, or 19%, primarily due to lower equipment purchases. Marketing and customer development expense decreased $26 million, or 28%, due to advertising campaigns in the prior quarter to expand Truist brand awareness. Other expense increased $29 million primarily due to increased operating losses.

The provision for income taxes was $367 million for the fourth quarter of 2021, compared to $423 million for the prior quarter. The effective tax rate for the fourth quarter of 2021 was 18.6%, compared to 19.9% for the prior quarter, primarily due to discrete tax benefits in the current quarter.

Fourth Quarter 2021 compared to Fourth Quarter 2020

Total taxable-equivalent revenues were $5.6 billion for the fourth quarter of 2021, a decrease of $89 million, or 1.6%, compared to the earlier quarter.

Net interest income for the fourth quarter of 2021 was down $127 million, or 3.7%, compared to the earlier quarter due to lower purchase accounting accretion, lower rates on earning assets, lower PPP fees, and a decrease in loan balances. These decreases were partially offset by growth in the securities portfolio and lower funding costs. Average earning assets increased $32.2 billion, or 7.3%, compared to the earlier quarter. The increase in average earning assets reflects a $51.4 billion, or 50%, increase in average securities, while average total loans and leases decreased $17.1 billion, or 5.6%, and average other earning assets decreased $4.3 billion, or 18%. The growth in average earning assets is a result of an increase in investment securities driven by strong deposit growth resulting from fiscal and monetary stimulus. Average deposits increased $35.7 billion, or 9.5%, compared to the earlier quarter, while average long-term debt decreased $2.7 billion, or 6.6%.

Net interest margin was 2.76%, down 32 basis points compared to the earlier quarter. The yield on the total loan portfolio for the fourth quarter of 2021 was 3.79%, down 33 basis points compared to the earlier quarter, reflecting the impact of lower purchase accounting accretion and a lower rate environment. The yield on the average securities portfolio was 1.57%, down three basis points compared to the earlier quarter primarily due to higher premium amortization.

The average cost of total deposits was 0.03%, down four basis points compared to the earlier quarter. The average cost on short-term borrowings was 0.55%, down 22 basis points compared to the earlier quarter. The average cost on long-term debt was 1.35%, down 29 basis points compared to the earlier quarter. The lower rates on interest-bearing liabilities reflect the lower rate environment.

The provision for credit losses was a benefit of $103 million, compared to a cost of $177 million for the earlier quarter. The current quarter includes a reserve release due to the improving economic outlook. Net charge-offs for the fourth quarter of 2021 totaled $182 million compared to $205 million in the earlier quarter. The net charge-off ratio for the current quarter of 0.25% was down 2 basis points compared to the earlier quarter.

Noninterest income for the fourth quarter of 2021 increased $38 million, or 1.7%, compared to the earlier quarter. Insurance income increased $121 million, or 22%, due to acquisitions, as well as organic growth. Investment banking and trading income increased $23 million, or 6.5%, due to higher syndication fees and merger and acquisition fees, partially offset by lower trading income. Other income decreased $67 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense, and a valuation decrease for derivatives related to Visa shares. Residential mortgage banking income decreased $34 million, or 18%, primarily due to lower production related revenues as a result of lower gain on sale margins and volumes, partially offset by higher servicing income due to lower prepayment rates.

Noninterest expense for the fourth quarter of 2021 was down $133 million, or 3.5%, compared to the earlier quarter. Merger-related and restructuring charges decreased $96 million primarily due to facilities impairments in the earlier quarter, partially offset by costs in connection with a voluntary separation and retirement program in the current period. Incremental operating expenses related to the merger increased $36 million, primarily reflected in professional fees and outside processing. Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense was down $43 million, or 1.4%, compared to the earlier quarter. Personnel expense decreased $12 million, or 0.6%, as higher incentive expenses due to variable compensation from higher revenues and improved overall performance relative to targets were largely offset by lower salaries due to fewer FTEs and lower other employee benefits due to the decrease in noninterest income for post-retirement benefits. Additionally, net occupancy expense decreased $21 million, or 10%, primarily due to branch and property consolidations. Other expense increased $20 million due to higher operating losses, teammate travel and other costs, partially offset by a decrease of $42 million for non-service-related pension cost components.

The provision for income taxes was $367 million for the fourth quarter of 2021, compared to $311 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 2021 of 18.6%, compared to 19.0% for the earlier quarter. The effective tax rate for both the fourth quarter of 2021 and 2020 reflect the impact of discrete tax benefits.

LOANS AND LEASES
(dollars in millions)
Average balances	4Q21	3Q21	Change	% Change
Commercial:
Commercial and industrial	$134,804	$134,942	$(138)	(0.1)%
CRE	24,396	24,849	(453)	(1.8)
Commercial construction	5,341	5,969	(628)	(10.5)
Total commercial	164,541	165,760	(1,219)	(0.7)
Consumer:
Residential mortgage	47,185	45,369	1,816	4.0
Residential home equity and direct	25,146	25,242	(96)	(0.4)
Indirect auto	26,841	26,830	11	—
Indirect other	10,978	11,112	(134)	(1.2)
Student	6,884	7,214	(330)	(4.6)
Total consumer	117,034	115,767	1,267	1.1
Credit card	4,769	4,632	137	3.0
Total loans and leases held for investment	$286,344	$286,159	$185	0.1
In 4Q21, the Company reclassified the lease financing portfolio to the commercial and industrial portfolio. Prior periods were reclassified to conform to the current presentation.

Average loans and leases held for investment for the fourth quarter of 2021 were $286.3 billion, up $185 million, or 0.1%, compared to the third quarter of 2021. Excluding a $2.0 billion decrease in average PPP loans, average loans held for investment were up $2.2 billion, or 0.8%.

Average commercial loans decreased $1.2 billion, or 0.7%, as $1.8 billion, or 1.4%, growth within the commercial and industrial portfolio, excluding PPP, was more than offset by a $2.0 billion decrease in average PPP loans (commercial and industrial), a $628 million decrease in average commercial construction loans, and a $453 million decrease in average CRE loans.

Average consumer loans increased $1.3 billion, or 1.1%, primarily due to a $1.8 billion increase in residential mortgages due to the continued strategy to put certain correspondent channel production onto the balance sheet and lower prepayments. Student loans declined $330 million primarily due to paydowns on government guaranteed loans. Indirect other was down $134 million due to a seasonal decline in Sheffield.

DEPOSITS
(dollars in millions)
Average balances	4Q21	3Q21	Change	% Change
Noninterest-bearing deposits	$146,492	$141,738	$4,754	3.4%
Interest checking	110,506	107,802	2,704	2.5
Money market and savings	137,676	136,094	1,582	1.2
Time deposits	16,292	17,094	(802)	(4.7)
Total deposits	$410,966	$402,728	$8,238	2.0

Average deposits for the fourth quarter of 2021 were $411.0 billion, an increase of $8.2 billion, or 2.0%, compared to the prior quarter. Average noninterest bearing deposits grew 3.4% compared to the prior quarter and represented 35.6% of total deposits for the fourth quarter of 2021, compared to 35.2% for the prior quarter. Average interest checking and money market and savings grew 2.5% and 1.2%, respectively, compared to the prior quarter.

Average time deposits decreased 4.7% primarily due to the maturity of higher-cost personal accounts.

CAPITAL RATIOS	4Q21	3Q21	2Q21	1Q21	4Q20
Risk-based:	(preliminary)
Common equity Tier 1	9.6%	10.1%	10.2%	10.1%	10.0%
Tier 1	11.3	11.9	12.0	12.0	12.1
Total	13.2	13.9	14.2	14.3	14.5
Leverage	8.7	9.0	9.1	9.4	9.6
Supplementary leverage	7.4	7.8	7.9	8.3	8.7

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.48 per share during the fourth quarter of 2021 and repurchased $500 million of common stock. The dividend and total payout ratios for the fourth quarter of 2021 were 42% and 75%, respectively.

Truist CET1 ratio was 9.6% as of December 31, 2021. The decline compared to the third quarter 2021 CET1 ratio reflects the $1.8 billion of capital deployed through the acquisition of Service Finance, LLC, the repurchase of $500 million in common stock and strong loan growth driving an increase in risk-weighted assets.

Truist's average LCR was 114% for the three months ended December 31, 2021, compared to the regulatory minimum of 100%. Truist continues to maintain a strong liquidity position and is prepared to meet the funding needs of clients.

ASSET QUALITY
(dollars in millions)	4Q21	3Q21	2Q21	1Q21	4Q20
Total nonperforming assets	$1,163	$1,204	$1,192	$1,299	$1,387
Total performing TDRs	1,390	1,475	1,501	1,539	1,361
Total loans 90 days past due and still accruing	1,930	1,872	2,068	2,072	2,008
Total loans 30-89 days past due	2,044	1,823	1,824	1,788	2,220
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.38%	0.38%	0.37%	0.40%	0.44%
Nonperforming loans and leases as a percentage of loans and leases, including loans held for sale	0.38	0.40	0.39	0.42	0.44
Nonperforming assets as a percentage of total assets	0.21	0.23	0.23	0.25	0.27
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.71	0.64	0.64	0.61	0.74
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.67	0.66	0.72	0.71	0.67
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP and other government guaranteed	0.03	0.03	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.53	1.65	1.79	1.94	1.95
Net charge-offs as a percentage of average loans and leases, annualized	0.25	0.19	0.20	0.33	0.27
Ratio of allowance for loan and lease losses to net charge-offs, annualized	6.14x	8.79x	8.98x	5.87x	7.15x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	4.07x	4.35x	4.83x	4.84x	4.39x

Nonperforming assets totaled $1.2 billion at December 31, 2021, down $41 million compared to September 30, 2021 due to declines in nonperforming loans held for sale and commercial loans, partially offset by an increase in indirect auto. Nonperforming loans and leases represented 0.38% of total loans and leases, down two basis points compared to September 30, 2021, primarily due to a decline in nonperforming loans held for sale. Nonperforming loans and leases held for investment were 0.38% of loans and leases held for investment at December 31, 2021, unchanged from the prior quarter.

Performing TDRs were down $85 million compared to the prior quarter primarily due to declines in the commercial and industrial and residential mortgage portfolios.

Loans 90 days or more past due and still accruing totaled $1.9 billion at December 31, 2021, up $58 million compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.67% at December 31, 2021, up one basis point from the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.03% at December 31, 2021, unchanged from September 30, 2021.

Loans 30-89 days past due and still accruing of $2.0 billion at December 31, 2021 were up seven basis points compared to the prior quarter due to a seasonal increase in the consumer portfolios.

Net charge-offs during the fourth quarter totaled $182 million, up $47 million compared to the prior quarter. The net charge-off ratio was 0.25%, up six basis points compared to the prior quarter due primarily to seasonally higher net losses in the consumer portfolio in the current period coupled with lower recoveries in the commercial portfolio.

The allowance for credit losses was $4.7 billion and includes $4.4 billion for the allowance for loan and lease losses and $260 million for the reserve for unfunded commitments. The ALLL ratio was 1.53% compared to 1.65% at September 30, 2021. The ALLL covered nonperforming loans and leases held for investment 4.07X compared to 4.35X at September 30, 2021. At December 31, 2021, the ALLL was 6.14X annualized net charge-offs, compared to 8.79X at September 30, 2021.

SEGMENT RESULTS				Change 4Q21 vs.
(dollars in millions)
Segment Net Income	4Q21	3Q21	4Q20	3Q21	4Q20
Consumer Banking and Wealth	$734	$869	$848	$(135)	$(114)
Corporate and Commercial Banking	1,024	1,074	922	(50)	102
Insurance Holdings	117	105	99	12	18
Other, Treasury & Corporate	(273)	(344)	(539)	71	266
Total net income	$1,602	$1,704	$1,330	$(102)	$272

Truist operates and measures business activity across three segments: Consumer Banking and Wealth, Corporate and Commercial Banking, and Insurance Holdings, with functional activities included in Other, Treasury and Corporate. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. For additional information, see “Note 21. Operating Segments” of the Annual Report on Form 10-K for the year ended December 31, 2020.

Fourth Quarter 2021 compared to Third Quarter 2021

Consumer Banking and Wealth (“CB&W”)

CB&W net income was $734 million for the fourth quarter of 2021, a decrease of $135 million compared to the prior quarter. Segment net interest income decreased $53 million primarily driven by a decline in the funding credit on deposits and lower purchase accounting accretion. The allocated provision for credit losses increased $64 million which reflects a lower reserve release than the prior quarter and seasonally higher charge offs. Noninterest income decreased $36 million driven by lower residential mortgage income due to lower production income (due to lower volumes and margins), as well as lower wealth income driven by lower brokerage volumes and increased fee waivers. Noninterest expense increased $21 million primarily due to higher operating losses and higher professional fees and outside processing, partially offset by lower personnel expenses.

Average loans held for investment increased $702 million, or 0.5%, compared to the prior quarter primarily due to higher residential mortgage, partially offset by lower mortgage warehouse lending and student loans. Average total deposits increased $5.8 billion, or 2.4%, compared to the prior quarter primarily due to the ongoing impacts of fiscal and monetary stimulus.

Corporate and Commercial Banking (“C&CB”)

C&CB net income was $1.0 billion for the fourth quarter of 2021, a decrease of $50 million compared to the prior quarter. Segment net interest income decreased $32 million due to lower fee income associated with PPP loan forgiveness, lower purchase accounting accretion, and lower funding credit on non-interest bearing deposits, partially offset by growth in core loan and deposit balances. The allocated provision for credit losses increased $81 million primarily due to a lower reserve release than the prior quarter and decreased recoveries. Noninterest income increased $37 million primarily due to strong investment banking results (2nd highest quarter) driven by higher syndicated finance, structured real estate, and record merger and acquisition fees in the quarter, partially offset by lower investment income from the Company's SBIC and other equity investments. Noninterest expense remained stable.

Average loans held for investment decreased $435 million, or 0.3%, compared to the prior quarter primarily due to a decline in PPP loans (commercial and industrial) and CRE loans, partially offset by increases in core commercial and industrial loans. Average total deposits increased $3.3 billion, or 2.2%, compared to the prior quarter primarily due to the inflows of seasonal municipal tax related deposits.

Insurance Holdings (“IH”)

IH net income was $117 million for the fourth quarter of 2021, an increase of $12 million compared to the prior quarter. Noninterest income increased $29 million primarily due to seasonality in property and casualty insurance commissions. Noninterest expense increased $10 million primarily due to fee income based incentive expense increases along with higher merger related expenses in the quarter.

Other, Treasury & Corporate (“OT&C”)

OT&C generated a net loss of $273 million for the fourth quarter of 2021, compared to a net loss of $344 million for the prior quarter. Segment net interest income increased $100 million primarily due to lower net funding credits on liabilities to other segments and higher earnings in the securities portfolio from purchases to utilize excess liquidity. The allocated provision for credit losses increased $78 million which reflects a reserve release in the prior quarter and a smaller release in the reserve for unfunded commitments in the current quarter. Noninterest income decreased $72 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense and a valuation decrease for derivatives related to Visa shares as well as lower investment income from Truist Ventures related partnerships in the current quarter. Noninterest expense decreased $120 million primarily due to lower equipment and marketing expenses and lower executive incentive expenses and benefits, partially offset by higher merger related and restructuring charges in the current quarter.

Fourth Quarter 2021 compared to Fourth Quarter 2020

Consumer Banking and Wealth

CB&W net income was $734 million for the fourth quarter of 2021, a decrease of $114 million compared to the earlier quarter. Segment net interest income decreased $206 million primarily due to a decline in the funding credit provided on deposits, lower purchase accounting accretion, and a decline in average loans. The allocated provision for credit losses decreased $57 million which reflects the impact of an allowance build in the earlier quarter. Noninterest income and noninterest expense were stable compared to earlier quarter.

Corporate and Commercial Banking

C&CB net income was $1.0 billion for the fourth quarter of 2021, an increase of $102 million compared to the earlier quarter. Segment net interest income decreased $144 million primarily due to lower fee income associated with PPP loan forgiveness, reduced funding credit on deposits, lower purchase accounting accretion, and a decline in average loans, partially offset by higher spreads on loans. The allocated provision for credit losses decreased $243 million primarily reflecting an reserve release in the current quarter, whereas the earlier quarter included a reserve build. The earlier quarter reflected significant uncertainty related to the economic impacts resulting from the pandemic, whereas the current quarter includes a reserve release due to the improving economic outlook. Noninterest income was stable compared to the earlier quarter with higher investment banking and trading income offset by lower commercial mortgage income and lower lease related disposition gains. Noninterest expense decreased $22 million primarily due to lower merger related and restructuring charges in the current quarter as well as lower operating lease depreciation and lower amortization of intangibles in the current quarter.

Insurance Holdings

IH net income was $117 million for the fourth quarter of 2021, an increase of $18 million compared to the earlier quarter. Noninterest income increased $119 million primarily due to acquisitions and higher property and casualty insurance production from strong organic growth. Noninterest expense increased $96 million primarily due to higher performance-based incentives and amortization of intangibles related to acquisitions.

Other, Treasury & Corporate

OT&C generated a net loss of $273 million in the fourth quarter of 2021, compared to a net loss of $539 million in the earlier quarter. Segment net interest income increased $229 million primarily due to lower net funding credits on liabilities to other segments and higher earnings in the securities portfolio from purchases to utilize excess liquidity. The allocated provision for credit losses increased $23 million which reflects a reserve release in the earlier quarter. Noninterest income decreased $78 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense, and a valuation decrease for derivatives related to Visa shares. Noninterest expense decreased $202 million primarily due to lower merger related charges in the current quarter and lower other employee benefits expense due to the decrease in noninterest income for post-retirement benefits.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist's live fourth quarter 2021 earnings conference call at 8:30 a.m. ET today, please call 855-303-0072 and enter the participant code 100038. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 100038).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist's Fourth Quarter 2021 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Formed by the historic merger of equals of BB&T and SunTrust, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $541 billion as of December 31, 2021. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Truist's management uses these “non-GAAP” measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess the quality of capital and returns relative to balance sheet risk.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust and other acquisitions are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets.
•Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Performance Ratios - The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity, and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items, and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger, and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Allowance for Loan and Lease Losses and Unamortized Fair Value Mark as a Percentage of Gross Loans and Leases - Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist's Fourth Quarter 2021 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains ”forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and in Truist's subsequent filings with the Securities and Exchange Commission:

•risks and uncertainties relating to the Merger of heritage BB&T and heritage SunTrust, including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
•expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•the COVID-19 pandemic disrupted the global economy and adversely impacted Truist’s financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin, decreased demand for certain types of loans, and increases in the allowance for credit losses; a resurgence of the pandemic, whether due to new variants of the coronavirus or other factors, could reintroduce or prolong these negative impacts and also adversely affect Truist’s capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets;
•Truist is subject to credit risk by lending or committing to lend money, and may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral;

•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•failure to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion, which could damage Truist’s reputation;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance;
•regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•evolving legislative, accounting and regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•the monetary and fiscal policies of the federal government and its agencies could have a material adverse effect on profitability;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, and instability in global geopolitical matters or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform, without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key personnel, and if these individuals leave or change roles without effective replacements, Truist’s operations and integration activities could be adversely impacted, which could be exacerbated in the increased work-from-home environment caused by the COVID-19 pandemic as job markets may be less constrained by physical geography;
•fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyber-attacks, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.